DATED 30 SEPTEMBER 1999




                              C.D. VERTE ITALIA SPA

                                       AND

                              PIETRO GIOVANNI VAGO

                                       AND

                              MAURIZIO EZIO CURIONI

                                       AND

                       TAKE-TWO INTERACTIVE SOFTWARE, INC




         ---------------------------------------------------------------

                                    AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                           THE BUSINESS AND ASSETS OF
                              C.D. VERTE ITALIA SPA

         ---------------------------------------------------------------






                                HARBOTTLE & LEWIS
                                  Hanover House
                                14 Hanover Square
                                 London W1R 0BE

                                Ref: h154/44890_7

                                      INDEX



1.      INTERPRETATION.........................................................1
2.      AGREEMENT FOR SALE.....................................................1
3.      PURCHASE PRICE.........................................................2
4.      COMPLETION.............................................................3
5.      THE BUYER'S REMEDIES...................................................5
6.      REPRESENTATIONS WARRANTIES AND UNDERTAKINGS............................6
7.      LIMITATIONS............................................................8
8.      LIABILITIES AND APPORTIONMENTS.........................................8
9.      TRADE DEBTS AND TRADE CREDITS.........................................11
10.     CONTACTS..............................................................12
11.     RESTRICTIONS ON SELLERS...............................................13
12.     EFFECT OF COMPLETION..................................................18
13.     COSTS, EXPENSES AND INSURANCE.........................................19
14.     NOTICES...............................................................19
15.     ENTIRE AGREEMENT/VARIATION............................................20
16.     COUNTERPARTS..........................................................20
17.     ANNOUNCEMENTS.........................................................20
18.     GENERAL...............................................................20
19.     GOVERNING LAW AND JURISDICTION........................................21
SCHEDULE 1....................................................................23
REPRESENTATION WARRANTIES AND UNDERTAKINGS....................................23
SCHEDULE 2....................................................................42
ACTION PENDING COMPLETION.....................................................42
SCHEDULE 3....................................................................44
INTERPRETATION................................................................44

THIS AGREEMENT is made on 30 September 1999

BETWEEN:

(1) C.D. VERTE ITALIA SPA, an Italian company having its registered office at Via Campo Dei Fiori 67, 21013 Gallarante, Italy ("THE SELLER");

(2)   PIETRO  GIOVANNI  VAGO of Via  Caralloffi,  6, 21100  Varese  (VA),  Italy
      ("PGV")

(3)   MAURIZIO  EZIO  CURIONI of Via Canova,  20,  21013,  Gallarate  (VA) Italy
      ("MEC"); and (4) TAKE-TWO INTERACTIE SOFTWARE, INC a Delaware company having its office at 575 Broadway, New York, New York 10012 ("THE BUYER" which expression shall, where consistent with the context, include its successors in title and assigns or any subsidiary undertaking which Take-Two Interactive Software, Inc procures to purchase the Business and assets of the Seller as provided for in Clause 2.1).

IT IS AGREED as follows:-

1.    Interpretation

1.1 In this Agreement and its Schedules the words and expressions defined in paragraph 1 of Schedule 3 shall, unless inconsistent with the context, have the meanings set out in such paragraph.

1.2 This Agreement and its Schedules will be construed and interpreted in accordance with Schedule 3.

1.3 The Schedules form part of this Agreement and will be of full force and effect as though expressly set out in the body of this Agreement.

1.4 References to any English legal term or concept (including without limitation any action, remedy, method of judicial procedure, legal document, statute, court, official or any other legal concept) will in respect of any jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2.    Agreement for Sale

2.1 The Seller agrees to sell with full title guarantee and free from any Encumbrance and the Buyer agrees to buy or to procure that a subsidiary undertaking of it shall buy, in each case on Completion but with effect from the Effective Time, the Business and the following assets:-

      2.1.1    the benefit (subject to the burden) of the Contracts;

      2.1.2    the Fixed Plant;

      2.1.3    the Lease;

      2.1.4    the Goodwill;

      2.1.5    the Intellectual Property Rights;

      2.1.6    the Machinery;

      2.1.7    the Motor Vehicles;

      2.1.8    the Office Equipment;

      2.1.9    the Records;

      2.1.10   the Stock;

      2.1.11 the benefit of any amount to which the Seller is entitled from a person (including, without limitation, an insurer) in respect of damage or injury to any of the Assets other than amounts spent before the Effective Time in repairing the damage or injury; and

      2.1.12 all other property and assets owned by the Seller and used in connection with the Business on the Completion Date (wherever located).

2.2 The Property is sold subject to the interests of Leaseindustria SPA under the Lease

3.    PURCHASE PRICE

3.1   Subject  to  the  further   provisions  of  this   Agreement,   the  total
      consideration   for   the   sale  of  the   Business   and   Assets   (the
      "CONSIDERATION") shall be satisfied by the following:-

     (i) the payment by the Buyer to the Seller on the date of this Agreement of US$200,000 in cash;

     (ii) the payment by the Buyer to the Seller on 1 December 1999 or within 5 days of the date of Completion (whichever is later) of US$800,000 in cash;

     (iii)the payment by the Buyer to the Seller, within 5 Business Days of the signature by the Board of Directors of the Buyer (the "BOARD") of the management accounts of the Buyer for each of the years ending:

          (a)  31 December 1999 ("YEAR 1");

          (b)  31 December 2000 ("YEAR 2"); and

          (c)  31 December 2001 ("YEAR 3")

      (the "COMPANY ACCOUNTS") of a percentage (X) of;

      for Year 1 US $400,000 in cash;
      for Year 2 US $415,000 in cash;
      for Year 3 US $430,000 in cash

      where X shall be calculated in accordance with Clause 3.3.

3.2 The Buyer shall be entitled to set off, or (pending the determination of the relevant amount) withhold any amounts payable by it after Completion to the Seller against (a) the amount of any claims by the Buyer under any Transaction Document and (b) any other sum due to the Buyer or its Associates by any Seller party or its Associates.

3.3   For the purposes of Clause 3.1(iii):

     (i) in Year 1 X shall equal actual post tax profit for financial year ended 31 October 2000 in accordance with the Company Accounts for that year as a percentage of US$572,000 (subject to a maximum of 100%);

     (ii) in Year 2 X shall equal actual post tax profit for financial year ended 31 October 2001 in accordance with the Company Accounts for that year as a percentage of US$624,000 (subject to a maximum of 100%); and

     (iii) in Year 3 X shall actual post tax profit for financial year ended 31 October 2002 in accordance with the Company Accounts for that year as a percentage of US$676,000 (subject to a maximum of 100%).

4.    COMPLETION

4.1 Completion shall take place on 1 November 1999 at the offices of the Notary Public Lebano, Via Vittor Pisani 9, 2012Y Milan.

4.2   At Completion the Seller shall:

      4.2.1    deliver the Italian Transfer Document;

      4.2.2    give written confirmation to the Buyer that:

               (a) 30 days' notice of the sale of the Business and Assets was given to any union official to whom notice should have given pursuant to any Italian legal or regulatory requirements, and

               (b) it has complied with all legal requirements relating to the transfer of the Employees' employment to the Buyer.

      4.2.3 deliver a certificate from the Italian tax authorities confirming that there is no litigation pending in respect of the Seller or its Business and Assets;

      4.2.4 give the Buyer possession of those Assets which are transferable by delivery;

      4.2.5 give the Buyer (if it requests and in a form reasonably acceptable to it, including without limitation, full title guarantee) an executed assignment of, or otherwise vest in the Buyer, those Assets which are not transferable by delivery;

      4.2.6 give the Buyer a release in the agreed form in respect of any Encumbrance affecting any of the Assets; and

      4.2.7    give the Buyer the Records.

4.3   The Buyer is not obliged to complete this Agreement unless:

      4.3.1    the Seller complies with all its obligations under Clause 4; and

      4.3.2 the purchase of all of the Assets is completed simultaneously (but if the Buyer exercise its option under Clause 4.4.1, completion of the purchase of some of the Assets does not affect the Buyer's rights in connection with the others).

4.4   If Completion does not take place on the date set for Completion in Clause
      4.1 because the Seller fails to comply with any of its obligations under Clause 4, the Buyer may by notice to the Seller:

      4.4.1    proceed to Completion to the extent reasonably practicable:

      4.4.2 postpone Completion to a date not more than 28 Business Days after the date set for Completion in Clause 4.1; or

      4.4.3    terminate this Agreement.

4.5 If the Buyer postpones Completion to another date in accordance with Clause 4.4.2, the provisions of this Agreement apply as if that other date is the date set for Completion in Clause 4.1.

4.6   If the Buyer terminates the Agreement under Clause 4.4.3:-

     (i) the Seller Parties shall indemnify the Buyer for each loss, expense or Liability (and all costs, charges, interest, fines, penalties and expenses) incidental to or relating to or arising in connection with any such loss, damage or liability, including without limitation, all expenses of the investigations and legal fees and expenses on a solicitor and own client basis (whether or not reasonable, foreseeable, contemplated or avoidable and whether suffered directly or indirectly) as a result of or in connection with the Buyer failing to proceed to Completion in accordance with this Agreement;

     (ii) the Seller shall repay US$100,000 (the "Principal Amount") to the Seller on account of the monies paid to the Buyer pursuant to Clause 3.1(i) together with interest (accruing day to day) on the Principal Amount at a rate of 4% per annum over the base rate of National Westminster Bank PLC from the date that payment was made by the Buyer to the Seller pursuant to Clause

          3.1(i) until the date the Seller repays the Principal Amount pursuant to this clause;

      (iii)each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

5.    THE BUYER'S REMEDIES

5.1 If, on or before the date set for Completion in Clause 4.1, the Buyer considers that the Seller is in breach of any provision of this Agreement, the Buyer may by notice to the Seller elect to proceed to Completion or terminate the Agreement.

5.2   If the Buyer terminates the Agreement under Clause 5.1:

      5.2.1 the Seller shall indemnify the Buyer against all loss, damage or liability suffered by the Buyer as a result of the Seller's breach including but not limited to its costs relating to negotiation, preparation, execution or termination of this Agreement;

      5.2.2 the Seller shall repay the amount paid by the Buyer to the Seller under Clause 3.1(i) in accordance with the terms of Clause 4.6(ii); and

      5.2.3 each party's further rights and obligations cease immediately on termination but termination does not affect the party's accrued rights and obligations at the date of termination.

5.3  The Seller shall indemnify the Buyer against:

      5.3.1 each loss, liability and cost which the Buyer may incur in connection with the breach of Clause 6.1 by the Seller; and

      5.3.2 each cost which the Buyer may incur whether before or after the start of an action in connection with:

               (a) the settlement of the claim against the Seller in respect of a breach or an alleged breach of Clause 6.1 for the enforcement of the settlement; and

               (b) legal proceedings against the Seller in respect of a breach or an alleged breach of Clause 6.1 in which judgement is given for the Buyer or the enforcement of the judgement.

6.    REPRESENTATIONS WARRANTIES AND UNDERTAKINGS

6.1 The Seller Parties jointly and severally represent, warrant and undertake to the Buyer:-

      6.1.1    in the terms of Schedule 1;

      6.1.2 that the contents of the Buyer's Report are true, accurate and complete in all respects and fully, clearly and accurately divulge every matter to which they relate;

      6.1.3 that upon any event occurring or matter arising which results in any of the Warranties being unfulfilled, untrue, misleading or inaccurate in any respect at Completion or any breach or non-fulfilment of any of the undertakings, agreements or obligations of the Seller Parties or any of them contained in this Agreement the Seller Parties will as soon as reasonably practicable thereafter notify the Buyer of the same and give details of and, where requested, investigate fully all relevant circumstances.

6.2 The Warranties contained in this Agreement will each remain in full force and effect beyond and notwithstanding Completion and are each made without prejudice to any of the others. Subject to Clause 7, no provision of this Agreement will limit the extent or application of any Warranty and although those contained in Schedule 1 are given subject to matters fully and fairly disclosed in the Disclosure Letter no other information relating to any Group Company of which the Buyer or any of its advisers has knowledge (actual or constructive) will prejudice any claim made by the Buyer under any such Warranties or operate to reduce any amounts recoverable. Each disclosure in the Disclosure Letter shall (if it refers to any separate document) identify such document with a copy of the relevant document being attached to the Disclosure Letter; any disclosure which fails to comply with the foregoing requirement in any respect shall not be effective and the matters stated therein shall be deemed not to be disclosed so that the Warranties shall continue to have full effect without qualification in any respect by such disclosure. Notwithstanding the above or any other provision of this Agreement:-

      6.2.1    the  Warranties  contained in paragraph 1 and paragraph  6.1.1 of
               Schedule 1 shall not be or be capable of being qualified or discharged by any disclosure made by the Seller Parties, Clause 5 or in any other way; and

      6.2.2 the Warranties shall not be or be capable of being qualified or discharged by the Disclosure Letter, Clause 7 or in any other way insofar as any Claim arises as a consequence of the fraud or wilful or negligent misconduct or concealment of the Seller Parties.

6.3 Subject to the provisions of Clause 7, without restricting the rights of the Buyer or its ability to claim damages on any basis, the amount of any Claim may be determined as and be deemed to be and the Seller Parties shall at all times indemnify and keep fully and effectively indemnified the Buyer (for itself and at its option on behalf of its officers, employees, directors, shareholders, advisors and agents (other than the Seller Parties)) from and in respect of:-

      6.3.1 the amount of all loss, damage or Liability (and all costs, charges, interest, fines, penalties and expenses incidental or relating to the same (including without limitation all expenses of investigations and legal fees and expenses on a solicitor and own client basis) whether reasonable, foreseeable, contemplated or avoidable and suffered directly or indirectly and/or the amount of any depletion or diminution in the value of the Assets or the Business in each case suffered or incurred by the Buyer directly or indirectly as a result of, in connection with or in relation to the subject matter of such Claim; or

      6.3.2 the amount by which the Business or any Assets or Liabilities of the Buyer are respectively less or more than they would have been had the relevant statement in Schedule 1 been true and not misleading.

6.4 Save as otherwise provided herein and save as regards matters already disclosed in the Disclosure Letter the rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of the Seller or the Business, by its rescinding or failing to rescind this Agreement or by any other event or matter whatsoever.

6.5 Any liability of a Seller Party to the Buyer under this Agreement (including its Schedules and documents referred to in this Agreement) may be released compounded or compromised in whole or in part by the Buyer without in any way prejudicing or affecting its rights against the other Sellers Parties.

6.6 If the Business or any of the Assets purchased by the Buyer shall at any time be sold or transferred the benefit of each of the Warranties may be assigned to the purchaser or transferee of the Business or those Assets who shall accordingly be entitled to enforce each of the Warranties against the Seller Parties as if he were named in this Agreement as the Buyer.

6.7 The Seller Parties warrant that between the date of this Agreement and Completion they shall ensure that:

      6.7.1    the Seller complies with Schedule 2;

      6.7.2 they shall notify the Buyer immediately if they become aware of a fact or circumstance which constitutes a breach of Clause 6 or has caused or will cause a Warranty to become untrue, inaccurate, incomplete or misleading at any time before Completion.

6.8 The Seller Parties will at all times indemnify and hold the Buyer (for itself and on behalf of its officers, shareholders, directors, employees, shareholders and advisors and agents (other than the Seller Parties)) fully and effectively indemnified against any claims, actions, proceedings, demands, judgments, orders or enforcements and all loss, damage or Liability (and all costs charges interest fines penalties and expenses incidental or relating to or arising in connection with any such loss damage or liability, including without limitation, all expenses of investigations and legal fees and expenses on a solicitor and own-client basis) whether or not reasonable, foreseeable, contemplated or avoidable and whether suffered directly or indirectly as a result of or in connection with the following:-

6.9 The Buyer undertakes to make available (subject to Completion) US$375,000 (the "EMPLOYEE FUND") for distribution to Employees nominated by the Seller which shall be distributed by the Buyer by way of bonus. The Employee Fund shall be reduced by any amount payable by the Buyer (by way of any tax or other liability or other expenses) in making any payment to Employees pursuant to this Clause.

7.    LIMITATIONS

7.1 The liability of the Seller Parties in respect of any Claim shall be limited as follows:

      7.1.1 no liability shall arise unless the loss thereby sustained (together with the aggregate amount of losses sustained arising from previous or concurrent Claims, if any) shall exceed US$5,000, in which case any and all such sums shall be liable to be met in full;

      7.1.2 no Claim shall be made by the Buyer (other than in respect of (a) those Warranties in paragraph 1 of Schedule 1 or (b) fraud or wilful misconduct or concealment), unless written notice specifying in reasonable detail the grounds on which such Claim is based (and so far as practicable the amount claimed) has been given by the Buyer to any of the Seller Parties on or before the third anniversary of Completion (the "CLAIM DATE"), Any Claim which has been made or shall be made before the Claim Date shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six months commencing on the receipt by any Seller Party of notice of the Claim pursuant to this clause unless proceedings in respect thereof shall have been commenced against any Seller Party and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon any of the Seller Parties.

8.    LIABILITIES AND APPORTIONMENTS

8.1   With effect from Completion, the Seller:

      8.1.1 remains responsible for all liabilities incurred by it before the Effective Time (including, without limitation, the Trade Credits and all outgoings and expenses owed in connection with the Business or the Assets before the Effective Time (including, without limitation, wages, accrued holiday pay, bonuses and other outgoings in respect of the Employees and rents, rates and service charges in respect of the Property));

      8.1.2 remains responsible for all claims by any person outstanding against it as at the Effective Time or arising by reason of any act or omission by it before the Effective Time (including, without limitation, all claims by any person in connection with any goods or services supplied by the Seller before the Effective
               Time);

      8.1.3 shall (except as provided in clause 9.7) promptly pay the liabilities referred to in clause 8.1.1. and promptly settle the claims referred to in clause 8.1.2; and

      8.1.4 shall indemnify the Buyer against each loss, liability and cost which the Buyer may incur:

               (a) in connection with the ownership or operation of the Business or the Assets before the Effective Time; or

               (b) as a result of the Seller's failure to comply with its obligations under clause 8.1.1, 8.1.2 or 8.1.3,

               including, without limitation, each loss, liability or cost incurred as a result of defending or settling a claim alleging such a liability (a "SPECIFIED CLAIM").

8.2   With effect from Completion the Buyer:

      8.2.1 is responsible for all liabilities incurred by it in connection with the Business and the Assets after the Effective Time (including, without limitation, all outgoings and expenses owed in connection with the Business or the Assets after the Effective Time (including, without limitation, wages accrued holiday pay, bonuses and other outgoings in respect of the Employees and rents, rates and service charges in respect of the Property));

      8.2.2 shall indemnify the Seller against each loss, liability and cost which the Seller may incur:

               (a) in connection with the ownership or operation of the Business or the Assets after the Effective Time; or

               (b) as a result of the Buyer's failure to comply with its obligations under clause 8.2.1;

               including, without limitation, each loss, liability or cost incurred as a result of defending or settling a claim alleging such a liability (also a "SPECIFIED CLAIM").

8.3 If a party (the "INDEMNIFIED PARTY") becomes aware of a matter which might give rise to a Specified Claim:

      8.3.1 the Indemnified Party shall notify the other party (the "INDEMNIFIER") immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with the Indemnifier with respect to the matter; if the matter has become the subject of proceedings the Indemnified Party shall notify the Indemnifier within sufficient time to enable the Indemnifier time to contest the proceedings before final judgment;

      8.3.2    the Indemnified Party shall:

               (a) take any action and institute any proceedings, and give any information and assistance, as the Indemnifier or its insurers may reasonably request to:

                    (i) dispute, resist, appeal, compromises, defend, remedy or mitigate the matter; or

                    (ii) enforce  against a person (other than the  Indemnifier)
                         the Indemnified Party's or its insurers' rights in relation to the matter; and

               (b) in connection with proceedings related to the matter (other than against the Indemnifier) use advisers chosen by the Indemnifier or its insurers and, if the Indemnifier requests, allow the Indemnifier or its insurers the exclusive conduct of the proceedings, in each case if the Indemnifier indemnifies the Indemnified Party for all reasonable costs incurred as a result of a request or choice by the Indemnifier or its insurers;

      8.3.3 if the Buyer is the Indemnified Party, clause 8.3.2 does not apply if the Seller's or its insurers' request or choice would in the Buyer's reasonable opinion prejudice its relationship with a customer or supplier of the Business; and

      8.3.4 the Indemnified Party may only admit liability in respect of or settle the matter if it has first obtained the Indemnifier's written consent (not to be unreasonably withheld or delayed).

8.4 If a payment of outgoings or expenses in respect of the Business or the Assets for a period covering both before and after the Effective Time (other than the Seller Prepayments) has been made by:

      8.4.1 the Seller, the Buyer shall pay the Seller an amount equal to that proportion of the payment that relates to the period after the Effective Time; or

      8.4.2 the Buyer, the Seller shall pay the Buyer an amount equal to that proportion of the payment that relates to the period before the Effective Time.

      8.4.3 If a payment in respect of the Business or the Assets for a period covering both before and after the Effective time (other than Customer Prepayments) has been received by:

               (a) he Seller, it is entitled to retain the proportion of the payment that relates to the period before the Effective Time and shall pay the Buyer an amount equal to the remainder; or

               (b) the Buyer, it is entitled to retain the proportion of the payment that relates to the period after the Effective Time and shall pay the Seller an amount equal to the remainder.

8.5 A party owing an amount under clause 8.4 or 8.5 shall pay the other party that amount within 28 days of receipt of an invoice form the other party.


9.    TRADE DEBTS AND TRADE CREDITS

9.1 Within 10 days starting on the day of Completion, the Seller shall give the Buyer written details of

      9.1.1 the amount of each Trade Debt, the name and address of the trade debtor that owes the Trade Debt and the date on which the Trade Debt became due and payable; and

      9.1.2 the amount of each the Trade Credit, the name and address of the trade creditor that is owed the Trade Credit and the date on which the Trade Credit is due to be paid.

9.2 During the period starting on the day after Completion and ending on the day 60 days after that date the Buyer shall make all reasonable efforts to collect the Trade Debts as the Seller's agent. After that period the Buyer has no further obligation to the Seller in respect of clause 9.

9.3 During the period specified in clause 9.2, the Seller may only assign to a person or deal with a Trade Debt or contact a debtor whose debt is included in the Trade Debts if it has first obtained the Buyer's written consent.

9.4 The Buyer shall, for the purpose of collecting the Trade Debts, in all material respects continue the practices and procedures previously used by the Seller to collect trade debts. The Buyer is not required to take legal proceedings to recover a Trade Debt nor to apply its own money to settle a Trade Debt.

9.5 If the Buyer receives an amount from a debtor whose debt is included in the Trade Debts and who is a debtor of the Buyer, the amount shall be applied to satisfy the outstanding debts which were invoiced first to the debtor unless the debtor allocates the amount.

9.6 The Buyer may only compromise a Trade Debt or give time or indulgence for payment of a Trade Debt if it has first obtained the Seller's written consent (not to be unreasonably withheld or delayed).

9.7 The Buyer shall (as the Seller's agent) apply any money it receives in respect of the Trade Debts (less any deduction permitted by clause 9.10 or clause 9.11) to discharge the Trade Credits. The Buyer has an absolute discretion as to which Trade Credits to discharge and the order in which Trade Credits are discharged. If when a Trade Credit is due to be paid the amount of money collected from the Trade Debts (and not previously used to discharge another Trade Credit) is less than the amount of the Trade Credit, the Seller shall pay the Buyer the difference between those amounts immediately after being notified by the Buyer of the difference.

9.8 After all the Trade Credits have been paid, the Buyer shall within 10 days starting on the last day of each month pay any money it has received during that month in respect of the Trade Debts (less any deduction permitted by clause 9.10 into the Seller's bank account.

9.9 Within 10 days starting on the last day of each month, the Buyer shall give the Seller written details of the amounts received during that month in respect of the Trade Debts and the amounts applied in payment of Trade Credits or deducted in accordance with clauses 9.10 and 9.11.

9.10 The Buyer may set off each amount which the Seller is liable to pay the Buyer in connection with this Agreement against its obligations under clause 9.7 to discharge the Trade Credits and its obligations under clause
      9.8 to pay the Seller the amount of the Trade Debts collected.

10.   CONTACTS

10.1  Subject to Clauses 8.1 and 10.3.3, after Completion the Buyer shall:

      10.1.1 perform all the Seller's obligations under each Contract in accordance with the terms of the Contract; and

      10.1.2 indemnify the Seller against each loss, liability and cost which the Seller may incur as a result of the Buyer's performance of the Seller's obligations under each Contract to the extent that the loss, liability or cost is attributable to the Buyer's act or omission after the Completion Date (including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

10.2 The Seller shall indemnify the Buyer against each loss, liability and cost which the Buyer may incur as a result of the Seller's performance of its obligations under each Contract to the extent that the loss, liability or cost is attributable to the Seller's act or omission whether before or after the Completion Date (including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim alleging such a liability).

10.3 If a Contract cannot be transferred to the Buyer except by an assignment made with a specified person's consent or by a novation agreement:

      10.3.1 this Agreement does not constitute an assignment or an attempted assignment of the Contract if the assignment or attempted assignment would constitute a breach of the Contract;

      10.3.2 both before and after the Completion Date each party shall make all reasonable efforts to obtain the person's consent to the assignment, or achieve the novation, of the Contract;

      10.3.3 until the consent is obtained or novation is achieved, the Seller shall do each act and thing reasonably requested of it by the Buyer to enable performance of the Contract and to provide for the Buyer the benefits of the Contract (including, without limitation, enforcement of a right of the Seller against another party to the Contract arising out of its termination by the other party or otherwise); and

      10.3.4 if the arrangements in clauses 10.3.2 and 10.3.3 cannot be made in respect of the Contract:

               (a) each party shall make all reasonable efforts to ensure that the Contract is terminated without liability to either party; and

               (b) neither party has any further obligation to the other relating to the Contract except that the Seller shall immediately repay to the Buyer any amount paid by the Buyer to the Seller in respect of the Contract.

10.4 Clause 10.3 does not affect the Buyer's rights and remedies against the Seller in respect of a Contract which the Seller has warranted is assignable, or may be performed by the Buyer instead of the Seller, without novation agreement.

11.   RESTRICTIONS ON SELLERS

11.1 As regards the Service Arrangements proposed to be entered into between the Buyer and PGV and MEC (the "EXECUTIVE SELLER PARTIES"):

      11.1.1   the Executive Seller Parties hereby acknowledge that:

               (a) it is a term of this Agreement that the said Service Arrangements are being entered into for the purpose of (inter alia) protecting the goodwill of the Business and Assets; and

               (b) accordingly if any Executive Seller Party shall voluntarily leave the service of the Buyer within 3 years from Completion or if the Buyer shall be entitled summarily to determine such Service Arrangement, the Buyer will suffer loss;

      11.1.2 if any Executive Seller Party shall leave the service of the Buyer prior to the expiry of such 3 year period, such Executive Seller Party undertakes to repay to the Buyer an amount equal to one half of US$ (which sum represents the agreed proportion of the total consideration payable hereunder which is attributable to the goodwill of the Business) for each complete calendar month between the date of termination of the Executive Seller Party's service by the Buyer and the expiry of such 3 year period, such amount to be payable within one calendar month after the termination of the Executive Seller Party's employment;

     11.1.3 nothing in this Clause shall require the Executive Seller Parties or any of them to make any payment to the Buyer in circumstances in which:

               (a) the Buyer shall terminate the said Service Arrangement without good cause; or

               (b) the Buyer shall fail to fulfil its obligations under this Agreement in any material respect; or

               (c) the Buyer shall constructively dismiss the Executive Seller Party without having good cause to do so; or

               (d) the Executive Seller Party shall by reason of death, illness or injury be unable to perform his obligations under the said Service Arrangement in circumstances which would entitle the Buyer to terminate the same.

11.2 For the purposes of this Clause the following words and expressions shall have the following meanings:

     "CUSTOMER"                         any  person,  firm or company who at any
                                        time during the period of two years immediately prior to the relevant Event
                                        Date was a customer, client or licensee of the Seller or any Relevant Associate being a person, firm or company with whom the Seller personally dealt on its own behalf or that of any Relevant
                                        Associate during the said period of two years or for whose account the Seller had overall responsibility;


     "DISTRIBUTION BUSINESS"            the    business   of   the    marketing,
                                        purchasing,    sale,    licensing    and
                                        distribution        of       interactive
                                        entertainment software, peripheral and hardware products;

     "THE EVENT DATES"                  the    Completion    Date   and/or   the
                                        Termination Date;

     "KEY PERSON"                       a  person  who is or  was  at  any  time
                                        whilst the relevant Seller Party was employed by or a shareholder of the
                                        Seller:

                                        employed or engaged as an employee, director or consultant of the Seller or any Relevant Associate; and

                                        a person with whom the  relevant  Seller
                                        Party   personally   dealt   during  his
                                        employment by or the time he held shares in the Seller; and/or employed  in the  capacity  of  manager,
                                        marketing  or  licensing   executive  or
                                        developer
                                        or in a more senior capacity or who is reasonably likely to be in possession of any Confidential Information;

     "PERIOD" the period commencing on each of the Event Dates and ending on the date being five years later and (in the case of the Termination Date) two years from the Termination Date, save that the purposes of clause 11.3.5, such period shall continue indefinitely;

     "PROSPECTIVE CUSTOMER"             any person, firm or company who has been
                                        engaged in negotiations with the Seller or any Relevant Associate with a view to purchasing or contracting in relation to services or goods supplied by the Seller or any Relevant Associate in the period of 12 months prior to the relevant Event
                                        Date being a person, firm or company with whom the relevant Seller Party personally dealt on behalf of the Seller or any Relevant Associate during the said period of 12 months or for whose account the relevant Seller Party had overall responsibility;

     "RELEVANT ASSOCIATE"               the Seller  and/or an  Associate  of the
                                        Seller from time to time;

     "RESTRICTED BUSINESS"              that  part or parts of the  Distribution
                                        Business which competes or compete or is or are about to compete with that part or parts of the business of the Seller or any Relevant Associate with which the relevant Seller Party was materially involved or concerned or for which the relevant Seller Party was responsible within a two year period prior to the relevant Event Date;

     "SERVICES AND/OR GOODS"            any  services  and/or  goods  of a  kind
                                        supplied  by the Seller or any  Relevant
                                        Associate  in the  period  of two  years
                                        immediately  prior to the relevant Event
                                        Date and with the  supply  of which  the
                                        relevant   Seller  Party  was  concerned
                                        during the said two year period;

     "SUPPLIER"                         any  person,  firm or company who at any
                                        time during the period of two years immediately prior to the relevant Event
                                        Date was a supplier, licensor developer of the Seller or any Relevant Associate being a person, firm or company with whom the relevant Seller
                                        Party personally dealt on behalf of the Seller or any Relevant Associate during the said period of two years or for whose account the relevant Seller Party had overall responsibility;

     "THE TERMINATION DATE"             the date on which the relevant Executive
                                        Seller Party's Service Arrangement with the Seller or any Relevant Associate terminates; and

     "TERRITORY"                        Means Italy and the Vatican City.

11.3 Each Seller Party agrees with the Buyer that, without prejudice to any other duty imposed by law or equity, neither such Seller Party nor any Associate of such Seller Party will without the prior written consent of the Buyer (which consent will be withheld only in so far as may be reasonably necessary to protect the legitimate interests of the Buyer or the Business) either by himself, his employees or agents or otherwise howsoever, on his own account or in conjunction with or as principal, partner, director, employee, consultant or agent or otherwise on behalf of any other person for the Period, directly or indirectly:

      11.3.1 carry on or assist with or be concerned or interested in the carrying on of a Restricted Business in the Territory;

      11.3.2 in competition with that part or parts of the Business with which the relevant Seller Party was involved, concerned or responsible within a two year period prior to the relevant Event Date, supply (or procure or assist the supply of) any Services and Goods to any Customer or any Prospective Customer;

      11.3.3 in competition with that part or parts of the Business with which the relevant Seller Party was involved, concerned or responsible within a two year period prior to the relevant Event Date, canvass or solicit the custom of (or procure or assist the canvassing or soliciting of the custom of) any Customer or any Prospective Customer in respect of any Services and/or Goods;

      11.3.4   in competition with the Business

               (a) offer employment to or employ or offer or conclude contract for services with, canvass or solicit the employment or engagement of any Key Person; or

               (b) procure or assist any third party so to offer, employ, engage or solicit any Key Person (whether or not such person would commit any breach of his contract with the Buyer or any Relevant Associate) unless such Key Person had ceased to be employed or engaged by the Buyer or any Relevant Associate (as the case may be) more than 3 months previously;

      11.3.5 interfere or seek to interfere with the continuance of supplies to the Buyer or any Relevant Associate by any Supplier or do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Buyer or any Relevant Associate any goods, services or rights enjoyed by it.

11.4 Within 30 days starting on the day of Completion the Seller Parties shall ensure that the name of the Seller is changed so as not to include the words "C.D. Verte" or to suggest a connection with the Business. The Seller Parties acknowledge that reputation and goodwill is attached to the name "C.D. Verte" and that the Buyer is acquiring all rights in the name under this Agreement. After Completion the Seller Parties may not, directly or indirectly, use or authorise, encourage, allow or assist a person to use, a name or names identical or confusingly similar to "C.D. Verte" in connection with an activity which competes directly or indirectly with the Business.

11.5 The Seller Parties shall ensure that each Relevant Associate of them complies with the last sentence of clause 11.4.

11.6 Each of the Seller Parties agrees with the Buyer that he will not at any time after either of the Event Dates, whether by himself, his employees or agents or otherwise howsoever;

     11.6.1 in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Business or for the purpose of obtaining or retaining any business or custom claim, represent or otherwise indicate any past association with the Business;

     11.6.2 without the consent of the Buyer use whether on his own behalf or on behalf of any third party or divulge to any third party any Confidential Information;

     11.6.3 do or say anything with the intention of harming the reputation of the Buyer or the Business or do anything which could be anticipated to lead to any person or Undertaking ceasing to do business with the Buyer;

11.7 Each of the Seller Parties agrees with the Buyer that the restrictive covenants herein contained are reasonable and necessary for the protection of the value of the Business and each of the Seller Parties agrees that having regard to that fact those covenants do not work harshly on him.

11.8 While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Buyer but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of products or area dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

11.9 Each of the Seller Parties hereby agrees with the Buyer at the request of the Buyer to enter into a direct agreement or undertaking with any company or companies in the Buyer Group whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company or companies in the Buyer Group may reasonably require for the protection of its or their legitimate interests.

11.10 Without prejudice to any other rights or remedies that the Buyer may have, the Seller Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach by any Seller Party of the provisions of this clause and that, accordingly, the Buyer shall be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this clause by any of the Seller Parties.

11.11 Each of the obligations on the Seller Parties contained in the above provisions of this Clause constitutes an entirely separate and independent restriction on the Seller Parties notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.

11.12 This Clause shall not preclude the Seller Parties from holding or acquiring directly or indirectly not more that 1% in nominal value of the issued shares or other securities of any class of any other company which are listed or dealt in on any recognised stock exchange and held by way of bona fide investment only.

12.   EFFECT OF COMPLETION

      Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

13.   COSTS, EXPENSES AND INSURANCE

13.1 All costs and expenses incurred by or on behalf of the parties to this Agreement in connection with this Agreement or any of the documents to be executed pursuant to this Agreement will be borne solely by the party who incurs them:

      (i) to the Buyer's Accountants or the Buyer's Solicitors shall be borne by the buyer; and

      (ii) to the Sellers' Accountant or the Sellers' Solicitors shall be borne by the Seller)

13.2 For 90 days following Completion the Sellers shall take such steps as are reasonably available to them to maintain in good standing all insurance policies relating to the Business and Assets, details of which are given in the Disclosure Letter. The Buyer shall be responsible for making new insurance arrangements for the Business and

      Assets as soon as reasonably practicable after Completion and undertakes to pay on demand (against evidence thereof) to the Sellers all costs properly attributable to keeping the said insurance arrangements in force after Completion.

14.   NOTICES

14.1 To be effective all notices consents approvals requests or other communications relating to this Agreement must be in writing but may be delivered personally or sent by first class prepaid (airmail if overseas) recorded delivery post or facsimile (with a confirmation copy sent by post) to the party to be served at its address as stated in this Agreement or to that party's facsimile transmission number at that address or as notified from time to time;

      and if to the Buyer to:-

      Take Two Interactive Software Europe Limited
      Hogarth House
      29-31 Sheet Street
      Windsor
      Berkshire
      SL4 1BY

      For the attention of: Kelly Sumner (with a copy to the Buyer's Solicitors)

      and if to the Sellers Parties to the respective addresses set out at the beginning of this Agreement.

14.2  A communication will be deemed to have been served as follows:-

      14.2.1 if personally delivered or by overnight mail at the time of delivery;

      14.2.2 if posted at the expiration of two days (three days if overseas) (excluding days which are not Business Days) after the envelope containing the communication was delivered into the custody of the postal authorities;

      14.2.3 if sent by facsimile at the expiration of one day (excluding a Business Day) after the facsimile was transmitted.

14.3 In proving service it will be sufficient to prove that the personal delivery was made or that the envelope containing the communication was properly addressed as a pre-paid first class (airmail if overseas) recorded delivery letter or that the facsimile was properly addressed and sent.

15.   ENTIRE AGREEMENT/VARIATION

15.1 This Agreement (together with any Transaction Documents) constitutes the entire agreement and understanding between the parties and supersedes any previous agreement, arrangement or understanding between the parties in relation to the subject matter of this Agreement.

15.2 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each party.

16.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts all of which together shall constitute a single instrument.

17.   ANNOUNCEMENTS

      Unlessspecifically otherwise agreed in writing or required by law, no public announcement shall be made in respect of the subject matter of this Agreement and the parties shall co-operate with respect to any such public announcement.

18.   GENERAL

18.1 The termination of this Agreement for whatever cause shall not prejudice or affect the rights or remedies of either party against the other in respect of any antecedent breach of this Agreement and shall not prejudice the rights or remedies of either party in respect of any sums or sum of money owed or owing from one party to the other.

18.2 No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by either party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of and are without prejudice to any rights or remedies available under law or otherwise.

18.3 No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties.

18.4 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. The parties further agree to replace such void or unenforceable provision of this Agreement with valid and enforceable provisions that will achieve, to the greatest extent possible, the economic, business and other purposes of the illegal or unenforceable term or provision.

18.5 The parties hereby agree to participate fully in and to use their respective reasonable endeavours to obtain any necessary clearances and guidance from the European Commission ("THE COMMISSION") and any other governmental or other authorities having responsibility from time to time for the control of mergers and other competition law issues to ensure that the provisions contained in this Agreement are fully effective and binding against the parties for the duration provided herein.

18.6 Subject to the express provisions of this Agreement, neither party may assign the benefit of this Agreement in whole or in part without the prior written consent of the other Provided That the Buyer may upon giving written notice to the Sellers, assign the benefit of this Agreement to any Connected Company. For the purposes of this sub-clause "CONNECTED COMPANY" will mean any Subsidiary Undertaking, Parent Undertaking or Associate of the Buyer or any Subsidiary Undertaking of such Parent Undertaking or Associate. If that assignee (or in the case of a series of assignments the ultimate assignee) ceases to be a Connected Company, the rights held by the relevant assignee shall lapse unless they are reassigned within 14 days to the Buyer or any other person or Undertaking at that time a Connected Company.

18.7 If the Sellers or the Buyer default in the payment when due of any sum payable under this Agreement or the Deed (whether determined by agreement or pursuant to an order of the Court or otherwise) the liability of the Sellers or the Buyer (as the case may be) shall be increased to include interest on such sum from the date when such payment was due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent above the base rate from time to time of National Westminster Bank Plc. Such interest shall accrue from day to day.

19.   GOVERNING LAW AND JURISDICTION

19.1 This Agreement and the Transaction Documents save as expressly stated otherwise shall be governed by and construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts as regards any claim, dispute or matter ensuing in relation to this Agreement and the Transaction Documents.

19.2 Each of the Sellers and the Buyer hereby irrevocably designate, appoint and empower (in the case of the Sellers) the Sellers' Solicitors and (in the case of the Buyer) the Buyer's Solicitors as its agent to receive for and on its behalf service of process in any legal action, matter or proceedings with respect to this Agreement service on whom shall be deemed completed whether or not received by the Sellers or the Buyer as the case may be. Each party shall inform the other in writing of any change in the address of its process agents within 28 days. If such process agents cease to have an address in England, the relevant party irrevocably agrees to appoint new process agents acceptable to the other party and deliver to it within 14 days a copy of a written acceptance of appointment by its new process agents. Nothing contained in this Agreement shall however affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.


IN WITNESS of which this Agreement has been duly executed the day and year first above written.

                                   SCHEDULE 1

                   REPRESENTATION WARRANTIES AND UNDERTAKINGS



1.    CAPACITY AND AUTHORITY

1.1 Each of the Seller Parties has full power and authority and legal capacity to enter into and perform this Agreement and/or any other Transaction Document to which it is a party. This Agreement and the Transaction Documents constitute or when executed will constitute binding obligations on each of them enforceable against each in accordance with their terms and will not give rise to any breach of any agreement or order, judgment or decree of any court or governmental agency by or to which any Seller Party is bound.

1.2 The Seller is in all respects duly organised and registered, validly existing until 31 December 2050 under the laws of Italy and the Seller has all requisite corporate power to own, lease and operate its assets and to carry out its business as it is now being conducted, and the said business has been conducted and is now being conducted in conformity with all applicable laws.

2.    ACCOUNTS AND FINANCE

2.1 The Latest Accounts (including all books and records relevant to them) were prepared in accordance with [the historical cost convention on the same basis and adopting] the same accounting principles (whether in respect of valuation rates of depreciation or otherwise) as the Accounts for the previous financial year and both they and their preparation accord with Italian generally accepted accounting principles and all other applicable statutes and regulations and:-

      2.1.1 are true complete and accurate in all respects, set out accurately and correctly all assets and liabilities (whether actual or contingent) of the Seller as at the date of the Latest Accounts, show a true and fair view of the financial position of the Seller at the date of the Latest Accounts and of the profits and losses of the Seller for the period ended on the date of the Latest Accounts are not affected by any extraordinary or exceptional items; and

      2.1.2 contain either full provision or full particulars in notes (conforming with good accountancy practice) in respect of bad and doubtful debts and all Liabilities of the Seller as at the date of the Latest Accounts.

2.2 In the Latest Accounts the Seller's assets were not overvalued nor were its Liabilities undervalued.

2.3 At the date of the Latest Accounts the value attributed to stock did not exceed the lower of its direct cost or net realisable value, all slow-moving stock (being stock held for a period in excess of 6 months) redundant or obsolete stock then owned by the Seller having been written down to nil.

2.4 The rate of depreciation applied in the Latest Accounts in respect of each fixed asset has been consistently applied over previous accounting periods of the Seller consistently applied after the date of this Agreement will be adequate to write down the value of such asset to its net realisable value at a time not later than the expiration of its useful working life.

2.5 The turnover, profits and losses of the Seller shown by the Latest Accounts have not been affected by any unusual, exceptional, extraordinary, non-recurring or short-term item or by any other matter which has rendered such turnover, profits or losses unusually or artificially high or low.

2.6 The Seller has maintained its books and records accurately and in accordance with generally accepted accounting principles and standards and such books and records accurately reflect the Seller's current physical stock debtors and creditors the levels of all of which do not materially differ from the Seller's customary levels at this stage in its trading year and are sufficient but not excessive for the normal requirements of the Business and having regard to current orders and to orders reasonably anticipated.

2.7 The Seller is in possession of all books, records, papers, deeds and documents relating to its business, assets and liabilities and does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of the Seller.

2.8 The Seller has no amounts outstanding under all loan, guarantee, acceptance and other borrowing facilities and arrangements (including, without limitation, money raised by acceptances or debt factoring) and no outstanding foreign exchange commitments or exposures. The Seller has not, and will not by virtue of any aspect of the transaction hereby contemplated, become bound or liable to be called upon to pay or repay prematurely any indebtedness or to pay or discharge any obligation under any guarantee, indemnity, surety, or security arrangement nor has the Seller failed to pay or repay any indebtedness or to meet any such obligation in full on the due date.

2.9 No loan made to the Seller is repayable now nor has the Seller received any notice requiring repayment of any loan or which may result in any indebtedness becoming due prior to its intended maturity date nor do any circumstances exist which may result in the service of any such notice.

3.    EVENTS SINCE THE LATEST ACCOUNTS

      Since the date of the Latest Accounts there has been no adverse or material change in the prospects or financial or trading position of the Seller or the nature and scope of the Business or the net realisable value of its assets or its gross and net profit margins and the Seller has not:-

3.1 entered into or incurred or assumed any contract or Liability of a material or unusual nature or which is not in the ordinary course of trading consistent with past practice or pursuant to which the Seller is required to make a payment in excess of US$5,000 or periodic payments which involved or may involve total annual expenditure in excess of US$5,000 per contract or commitment (or series or related associated contracts and or commitments);

3.2   given any guarantee, indemnity, surety or security;

3.3 lent any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts;

3.4 terminated or amended any agreement, arrangement or understanding or waived or released any right or claim of material value;

3.5 failed to perform in accordance with their terms all contracts and orders and (subject to any specific restrictions herein contained) discontinued obtaining new contracts and orders in the ordinary and proper course of trading;

3.6 let, licensed, exchanged, sold, assigned or transferred or agreed to do any of the foregoing or otherwise part with possession or ownership or created any Security Interest in respect of the whole or any part of its business or undertaking or the Properties, any Intellectual Property or other intangible asset or any material part of its assets or any material asset or (other than in the ordinary course of trading consistent with past practice) disposed of any of its assets;

3.7 done or omitted to do anything which might jeopardise or diminish any of the assets, goodwill or customer list of the or the value of the Business;

3.8 entered into any unusual or imprudent foreign exchange commitment or arrangement or failed to enter into arrangements to hedge any foreign currency exposures where it would have been prudent to do so;

3.9   declared, set aside, or paid any dividend or made any distribution;

3.10 paid or accrued or become liable to pay any admissions, or accounting, management and consultancy or other such fees to or entered into any transaction with or for the benefit of the Sellers or any of their Associates;

3.11 departed from conducting its business in its ordinary course and in consultation with the Buyer;

3.12 entered into any transaction with or for the benefit of any of its directors, the Seller Parties or of any Associate of any of the foregoing;

3.13 failed to keep proper accounting records or make therein true and complete entries of all its dealings and transactions or changed its accounting methods;

3.14 entered into any borrowing, factoring or other financing or any lending commitments being in each case commitments which are outside the ordinary course of trading and are not material to the financial condition of any of the Companies;

3.15  failed to pay off creditors on a timely basis;

3.16 paid or made (or made any oral or written commitments or representation to pay or make) any bonus, increased or special salary, remuneration, benefits or gratuitous payment to any director, officer, employee or consultant or entered into or varied the terms of any employment, consulting agency, agreement for personal services, compensation or severance agreement or arrangement with any such person, or paid any severance or termination pay.

3.17 failed to maintain in good working condition and repair, subject only to ordinary wear and tear or suffered the repossession by the owner under any hire purchase leasing rental or similar agreement of any of the plant and machinery fixtures fittings equipment vehicles and other assets represented in the Latest Accounts or subsequently acquired by the Seller;

3.18 ceased to trade with any substantial or important customer of or supplier to the Seller or received notice of termination;

3.19 so far as the Sellers are aware, incurred any bad or doubtful debt or learned of any circumstances making bad or doubtful any previously incurred debt;

3.20  received any notice of:

      (i) any adverse price or other changes in trading terms with any customer and no such change is to the knowledge of the Seller intended or likely;

      (ii) the termination, or proposed or intended termination, of or changes or desired changes to the terms of any of the Material Contracts;

3.21 issued or sold any shares of any class or any other of its securities, or issued or created any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares, or accelerate the vesting of any outstanding security;

3.22 split or combined the outstanding authorised or issued share capital of any class or entered into any recapitalisation or agreement affecting the number or rights of outstanding shares of any class affecting any other of its securities;

3.23  merged, consolidated or reorganised with, or acquired any entity;

3.24  amended its Memorandum and Articles of Association;

3.25 passed any resolution in general meeting other than resolutions relating to the routine business of annual general meetings;

3.26  agreed to any assessment by any tax authority;

3.27  changed any insurance coverage or issued any certificates of insurance;

3.28 directly or indirectly redeemed, purchased or otherwise acquired or committed to acquire any shares or other securities or other ownership interest of any party; or

3.29 agreed to do, or entered into negotiations with respect to, any of the things described in the preceding sub-paragraphs.

4.    COMMITMENTS

4.1 There is not outstanding any option, right to acquire, right of pre-emption, Security Interest, deposit by way of security, set off, counterclaim, or other security, encumbrance or equity on the whole or any part of the Seller's undertaking goodwill uncalled capital properties or assets nor is the Seller a party to or subject to any agreement arrangement or commitment to give or create any such thing.

4.2 The amounts borrowed by the Seller from its bankers do not exceed any of its overdraft facilities and the total amount borrowed by the Seller (from whatever source) does not exceed any limitation on its borrowing powers whether contained in the Articles of Association of the Seller or in any debenture or loan stock deed or other deed document or agreement executed by the Seller or on its behalf or to which it is subject.

4.3 The Seller does not have any outstanding capital commitments nor has it entered into any leasing or hire purchase or similar commitment involving any asset with a capital value in excess of US$5,000.

4.4 Except as fully provided or reserved for in the Latest Accounts no sum is owed by the Seller to its auditors solicitors or other professional advisers.

4.5 The Seller has paid its creditors within the times agreed with them and there are no debts owing by the Seller which have been due for more than four weeks.

5.    LITIGATION

5.1 The Seller is not in default under any agreement to which it is a party or in respect of any other obligation binding upon it and it is not engaged (whether as plaintiff defendant or otherwise) in any litigation (whether civil or criminal), arbitration, tribunal inquiry or other proceedings or dispute and none of the foregoing is or are pending or threatened either by or against the Seller nor are there any facts or circumstances which may lead to any of the foregoing or to any proceedings against any director or employee of the Seller in respect of any act or default for which the Seller might be vicariously liable.

5.2 No governmental or other investigation or inquiry is in progress or threatened in respect of the Seller or its business and (so far as the Seller Parties are aware) there are no circumstances likely to lead to any of the same.

5.3 Details of all claims, complaints or other correspondence which might have a material effect on the Business have been disclosed to the Buyer and are referred to in the Buyer's Report.

6.    ASSETS

6.1   Ownership of Assets

      6.1.1 The Seller is the sole legal and beneficial owner of and has good and marketable title to the Assets and the Assets comprise all the assets used in, or used in the carrying on of, the Business (including, without limitation, all the assets which are accounted for or referred to in the Latest Accounts) and all the Assets are in the Seller's possession and under its control.

      6.1.2 None of the Assets is subject to and there is no agreement or commitment to give or create in respect of any of the Assets any Security Interest.

      6.1.3 None of the Assets has been purchased on terms that property does not pass to the Seller until full payment is made by it to the supplier.

      6.1.4 There has been no exercise purported exercise or claim for any Security Interest over any of the Assets and there is no dispute directly or indirectly relating to any of the Assets.

6.2   Assets sufficient for the Business

      6.2.1 The Assets comprise all the business of the Business and all assets used in the Business since 1 January 1999 and which are necessary for the continuation of the Business as carried on since that date and as it is expected to be conducted following Completion.

      6.2.2 The stock is at its normal level and is sufficient for the normal requirements of the Business.

      6.2.3 The work-in-progress is at its normal level having regard to the operation of the Business in the ordinary course and current orders and to orders reasonably anticipated from customers of the Seller.

      6.2.4 The Seller Parties do not use, own or have any interest in any of the Assets.

6.3   Stock

      6.3.1 The Stock is of satisfactory quality, in good and marketable condition, and saleable at normal selling prices in the ordinary course of business.

      6.3.2 None of the Stock is obsolete unusable unmarketable or inappropriate or of limited value in relation to the Business and the Stock does not include any stock relating to contracts which have expired or terminated.

      6.3.3 The stocks of raw materials packaging materials and finished goods included in the Stock are not excessive and are sufficient in relation to the current trading and normal requirements of the Business.

      6.3.4 There has been no material change in the levels of stocks since the date of the Latest Accounts.

6.4   Assets: General

      6.4.1 There is no property, service or benefit of any description which was available at the date of the Latest Accounts or has subsequently become available to the Seller which will not be available to the Buyer on the same terms after Completion.

      6.4.2 All material details of the maintenance and servicing histories and records of the computer system and software used by the Seller have been supplied to the Buyer and such computer system and software has been properly licensed used maintained and serviced in accordance with the manufacturer's instructions, has not been susceptible to breakdown malfunction or failure.

      6.4.3 All computer software used by the Seller is governed by valid licence agreements which will continue in full force and effect for an indefinite period following Completion.

      6.4.4 The Seller has in place adequate back up arrangements to ensure continuance of its business without loss of customers, data and without additional expense, in the event of computer hardware or software breakdown, malfunction or in the event of power failure.

      6.4.5 All documents which in any way affect the right title or interest of the Seller in or to any of the Assets and which attract stamp duty (or would do so if brought into the United Kingdom) or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to one appropriate authority have been duly stamped within the requisite period for stamping.

6.5   Outstanding offers

      No offer tender or the like relating to the Seller which is capable of being converted into an obligation of the Seller by an acceptance or other act of some other person firm or corporation is outstanding and details of any potential contractual arrangements which are currently being negotiated or discussed have been disclosed to the Buyer and are referred to in the Buyer's Report.

6.6   Defective products and service liabilities

      The Seller has not manufactured or sold stock which was or is or will become in any material respect faulty or defective or which did not or does not comply in any material respect with any warranties or representations expressly or impliedly made by the Seller or with all applicable regulations standards and requirements;

7.    INTELLECTUAL PROPERTY RIGHTS

7.1 All Intellectual Property Rights relating to or used in connection with the Business (the "BUSINESS INTELLECTUAL PROPERTY") are legally and beneficially owned by the Seller free from any Security Interests.

7.2 All Business Intellectual Property is valid, subsisting and enforceable, there is in full force and effect any registrations of Intellectual Property Rights required to enable the Seller to exercise fully such rights, and, in the case of Business Intellectual Property which is registered, all renewal fees in respect thereof have been duly paid.

7.3 Nothing has been done by the Seller or by any other person whereby any of the Business Intellectual Property has ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any similar remedy in relation to any such rights.

7.4 There have been no material claims, proceedings or actions and there are no proceedings or actions pending or threatened and to the best of the knowledge, information and belief of the Seller Parties none will arise, impugning the title, validity or enforceability of any of the Business Intellectual Property or claiming any right or interest thereon.

7.5 There have been and there are no infringements of any of the Business Intellectual Property and none is threatened.

7.6 The Seller is not obliged to grant or enter into any licence, sub-licence, assignment, consent or any other right in respect of the Business Intellectual Property. The Intellectual Property Rights not owned by the Business Seller but used by it in relation to the Business are used under licences which are currently in force and no claims have been made in respect of any such use nor are any applications pending which if pursued or granted might be material in relation to such use.

7.7 The Business and the activities, processes, methods, products or services now or at any time within the last six years employed in, manufactured by, used in, dealt in, or supplied by the Seller do not now nor did they at any time within the last six years infringe any Intellectual Property Rights of any third party; and will not, to the best of the knowledge, information and belief of the Seller Parties, give rise to any claim for infringement, misuse, payment or otherwise.

7.8 The Seller is not, nor has at any time been, in breach of any agreement relating to the use by the Seller of any Business Intellectual Property owned by a third party and no other party to any such agreement is, or has at any time, been in breach thereof.

7.9 All know-how, trade secrets, price or customer or supplier lists, formulae, confidential information or secret processes relating to or used in or in connection with the

      Business (the "BUSINESS KNOW-HOW") is sufficiently documented to enable the Buyer to acquire its full benefit.

7.10 The Seller has taken all reasonable steps to preserve the confidentiality of the Business Know-how and is not obliged to disclose any confidential Business Know-how to any third party except in the ordinary or usual course of the business of the Seller and then on condition that the disclosure is to be treated as being of a confidential nature. The Seller has not (except in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Buyer any of the Business Know-how.

7.11 There are no confidentiality or other agreements in favour of the third parties which restrict the free use or disclosure of Business Know-how by the Seller.

7.12 After Completion the Buyer will be entitled to use all the Intellectual Property Rights that were used by the Seller prior to Completion.

7.13 The goods and services supplied in the course of, and the processes employed in, the business of the Seller are free of inherent defects of design (whether known or not).

7.14 The Business Intellectual Property and all such licences and agreements are in full force and effect, no notice having been given on either side to terminate them, the obligations of all parties having been fully complied with, and no disputes having arisen or being foreseeable in respect thereof.

7.15 No current or prior officers, employees, consultants or other personnel engaged by the Seller claim any ownership interest or interest as licensee in relation to any Business Intellectual Property.

8.    TRADING

8.1 The trade of the Seller comprises exclusively the Business. The Seller has no obligations or liabilities (actual, accrued or contingent) other than those directly related to, and incurred in the ordinary course of such trade.

8.2 A true copy of the standard terms and conditions upon which the Seller sells and supplies products and after sales services has been disclosed to the Buyer. Such terms and conditions apply to and govern all agreements or arrangements for sale and supply to which the Seller is or has offered to become party. Save as set out in such terms or as implied by law and not capable of exclusion, neither the Seller nor any other person on its behalf has given or made expressly or impliedly any guarantee, indemnity, warranty or representation in respect of any goods sold or services supplied or agreed to be sold or supplied by the Seller.

8.3 Save as set out in the Buyer's Report not more than 5 per cent of the Seller's sales since the Date of the Latest Accounts have been made to any single customer of the Seller (and for the purposes of this paragraph purchases from and supplies to different entities in the same group of companies shall be aggregated and treated as purchases from or supplies to the same person).

8.4 No significant customer of the Seller has in the past twelve months ceased or indicated an intention to cease to contract with the Seller or to substantially reduce its business with the Seller.

8.5 The Seller has disclosed details of all arrangements pursuant to which the Seller makes sales on a "sale-or-return" basis and details of the basis and frequency of "returns" customarily accepted by the Seller.

8.6 The maximum aggregate invoice value (before VAT or any other similar tax) of all returns made by customers after the Latest Accounts Date in respect of sales made by the Seller on or prior to such Date and in respect of which customers are or will be entitled to credit or reimbursement shall not exceed the amount to be provided for such returns in the Latest Accounts.

8.7   To the best of the knowledge and belief of the Seller Parties:-

      8.7.1 none of the Seller's present customers or suppliers will within twelve months from today's date cease to be a customer or supplier (as the case may be) of the Business or materially reduce his or its purchases or supplies from or to the Business; and

      8.7.2 neither the acquisition of the Business by the Buyer the disposal of the Business by the Seller nor any change in the officers carrying out the Business will directly or indirectly cause the Buyer to lose the benefit of any contract right or privilege which the Business now enjoys nor will it cause any other officers or any senior employees to leave or resign.

8.8 The Seller has not received any notice from any supplier of goods or services informing the Seller that the terms of its supply including (but without limitation) the period allowed for payment are to be revised.

9.    CONTRACTS

9.1   In relation to the Material Contracts:

      9.1.1 the same are reduced to writing, in the name of or validly legally assigned to the Seller, are not unauthorised, invalid or unenforceable and (where necessary) have been appropriately registered;

      9.1.2 neither the Seller nor (to the best of the Seller Parties' knowledge information and belief) any third party is in breach of any of the same;

      9.1.3 a list of the same is included in the Disclosure Letter and true and complete copies of all documents setting out the terms thereof have been delivered to the Buyer.

9.2 The Material Contracts comprise all the agreements or arrangements entered into by the Seller which are:

      9.2.1 with customers whose purchases from the Seller represent more than 5 per cent of the Seller's aggregate turnover for the financial year prior to the date of the Latest Accounts;

      9.2.2 material in the context of the business of the Seller;

      9.2.3 with any Trade Union;

      9.2.4 continuing for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from the Seller in an amount in excess of US$5,000 per annum which is not terminable on 30 days' or less notice without cost or other Liability at or at any time after Completion or in which the Seller has granted or received manufacturing rights, most favoured nations pricing provisions or exclusive marketing rights relating to any product, group of products or territory;

      9.2.5 a joint venture which has involved or is reasonably expected to involve a sharing of profits or losses in excess of US$5,000 per annum with any other party or consortium or partnership or agency commission franchise or distributorship;

      9.2.6 for the employment of any officer, employee or consultant, severance agreement, non-competition agreement, non-disclosure agreement, agreement requiring a change of control or parachute payments, or any other type of contract or understanding with any officer, employee or consultant which is not immediately terminable without cost or other Liability;

      9.2.7 a debenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalised in accordance with Italian generally accepted accounting principles;

      9.2.8 a lease or other agreement under which the Seller is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed US$5,000 per annum;

      9.2.9 for the sale of any assets, properties or rights having a value in excess of US$5,000;

      9.2.10limiting or excluding its right to do business or to compete in any area or in any field or with any person firm or company or containing a grant to or by the Seller of any sole or exclusive or limited (whether by reference to territory, product, customer or supplier, type or otherwise) right;

      9.2.11 to govern or exploit the Business Intellectual Property; or

      9.2.12between  the  Seller  and  any  of  the  Seller   Parties  or  their
            Associates.

9.3 The Seller is not a party or subject to or under a Liability in respect of nor has it undertaken (by assignment or otherwise) or made any offer or tender to enter into any:-

      9.3.1 contract of an onerous or long-term nature or to any contract which is known to be or which may become unprofitable or which cannot readily be fulfilled or performed by the Seller on time and without undue or unusual expenditure of money or effort by the Seller or to any contract or obligation outside the ordinary course of the Business;

      9.3.2 agreement relating to delivery of products or merchandise other than in the ordinary course of trading;

      9.3.3 guarantee or agreement for indemnity or for suretyship or any bond or any comfort letter or similar arrangement; or

      9.3.4 agreement the terms of which include any provision under which such agreement may by reason of any change in the registered or beneficial ownership of the shares in its capital be terminated or become terminable by any party or be subject to any change in the terms thereof as at today's date;

      9.3.5 agreement for the provision of management or services to the Seller which is not terminable by the Seller on less than 3 months' notice without compensation; or

      9.3.6 agreement, arrangement or understanding which in any respect is unusual having regard to the usual practice of the Seller or other persons carrying on businesses similar to the Business.

9.4 Except for those made in the ordinary course of the Seller's trading no offer tender or similar thing given or made by the Seller on or before today's date hereof and still outstanding is capable of giving rise to a contract merely by a unilateral act of a third party.

10.   INSURANCE

10.1 All of the stock assets and undertaking of and in the possession of the Seller or which are used by the Seller in its business and which are of an insurable nature are insured for their full replacement values against all risks including (but without limitation) loss of profit and consequential loss and all insurance required by statute and such insurance policies as are normal and proper in relation to the business of the Seller have been effected and maintained with an insurance office of good standing and repute authorised to carry on insurance business of the relevant type and any premiums due in respect of such insurances have been paid.

10.2 All insurances are currently in full force and effect and nothing has been done or omitted or suffered to be done which may make any policy of insurance void or voidable. The Buyer's Report sets out details of such insurance policies including the effective date and amount of cover and true copies of such policies have been disclosed to the Buyer. The Seller has complied with all conditions attached to its insurance policies and there is no claim outstanding pending or threatened by or against the Seller nor to the best of the Seller Parties' knowledge and belief are there any circumstances which may give rise to any claim in respect of product liability or of any accident or injury (whether to property or to person) which is not fully covered by insurance.

11.   EMPLOYEES, EMPLOYMENT AND LABOUR RELATIONS

11.1  The following details are fully given in the Buyer's Report:

      11.1.1 In the case of all employees of the Seller their names jobs and short details of their terms of employment including years of continuous service for redundancy purposes.

      11.1.2 In  the  case   of  officers  of  the  Seller,  key  personnel  and
             consultants engaged by the Seller the above details and full details details of their terms of employment or engagement.

      details of any benefit received by any employee otherwise than in cash.

11.2 None of the officers employees or consultants is contemplating leaving the service of the Seller and none of them are (or so far as the Seller Parties are aware will become) employees of (or engaged to provide services to) any Seller Party or any Associate of any Seller Party.

11.3 The Seller has complied with all statutory provisions and Codes of Practice concerning or affecting employment and working conditions and there are in existence no circumstances which might give rise to a claim against the Seller or Buyer under any such legislation.

11.4 The Seller is not liable (otherwise than contingently in respect of persons currently in its employment to whom no notice of termination of employment has been given) to make any payment to any person under any of the statutory provisions referred to in the previous paragraph nor are there any circumstances which would or might render the Seller liable to make any such payment.

11.5 Any contract of employment with any officer or employee to which the Seller is a party can be terminated by the Seller without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice required by statute applicable to that contract.

11.6 The Seller is not a party to any bargaining or union membership agreement with any Trade Union or any other group arrangement which affects the rights of all or any of its employees nor has any application or claim for any such agreement or arrangement been made; no Trade Union is recognised by the Seller for any collective bargaining purposes in respect of any of its employees.

11.7 The Seller is not engaged in any trade dispute and no strike lock out or other form of industrial action is pending or threatened by or against the Seller nor to the best of the knowledge and belief of the Seller Parties is there anything likely to give rise to a dispute with any employee or union.

11.8 No increase in the wages or salary or any improvement in the benefits of any officer employee or consultant of the Seller or any section or class of employees has been agreed or paid or made since the date of the Latest Accounts nor has any negotiation for any such increase or improvement or any demand therefor been entered into or made.

11.9 There is no scheme in operation or arrangement made by or in relation to the Seller whereunder any person is entitled to commission or remuneration of any sort calculated by reference to the whole or any part of the turnover profits sales or any other results of the Seller nor is or at any time has there been in force any share option share incentive or profit sharing scheme operated by the Seller or in which any employee of the Seller participates or participated in respect of his employment with the Seller .

11.10 The Seller is not liable to pay any industrial training levy.

11.11 There are no retirement benefit schemes in operation by or in relation to the Seller nor does the Seller contribute to any other scheme which will provide any of its directors or employees or their respective dependants with pensions annuities or lump sum payments upon retirement or earlier death or otherwise and the Seller is not under any obligation (whether legally binding or otherwise) to make any payment or pay any pension gratuity superannuation allowance or the like to any of its present or past officers or employees or their dependants.

12.   ACCURACY OF INFORMATION AND DISCLOSURE

12.1 All statements of fact or information set out in the recitals and schedules to this Agreement and the Buyer's Report are true, complete and accurate in all respects.

12.2 All statements of fact and information given by the Seller Parties and any directors, officers, auditors, financial advisers, solicitors or other officials of the Seller Parties to any of the directors officers or professional advisers of the Buyer after the Buyer indicated its interest in acquiring the Seller or its Business were when given and insofar as they or any of them have not been superseded altered or varied by matters made known in writing to the Buyer or its professional advisers on or prior to today's date hereof are now true complete and accurate in all respects and there is no fact or matter not disclosed in writing to the Buyer or any of its advisers which renders any such statements or information untrue or misleading because of any omission or ambiguity or for any other reason.

12.3 All statements of opinion including (but without prejudice to the foregoing) all estimates, forecasts and/or projections given to any of the directors officers or professional advisers of the Buyer were given in good faith and based on reasonable assumptions and are best estimates of the likely outcome and to the best of the knowledge and belief of the Seller Parties and there is no reason why any such opinion should now be changed.

12.4 There has been disclosed to the Buyer and incorporated in the Buyer's Report all information and circumstances relating to the Business which is or could on reasonable inquiry be known to the Seller Parties and which:-

      12.4.1 may be material for a buyer of the Business for value to know; or

      12.4.2 might adversely affect the present or future value of the Business; or

      12.4.3 might affect the willingness of the Buyer to purchase the Business or to purchase them for the consideration or upon the terms set out in this Agreement.

13.   SELLERS' OTHER INTERESTS AND ARMS LENGTH DEALINGS

13.1 No contract or arrangement was entered into other than in the usual course of the Business and by way of bargain at arm's length. 13.2 Save for ownership of the Seller, neither PGV,. MEC nor any of their respective Associates has any interest, direct or indirect, in any business which competes or is likely to compete with the Business;

14.   STATUTORY REQUIREMENTS AND GENERAL MATTERS

14.1 The Seller is and has been in connection with the Business in compliance with all laws, regulations and orders applicable to it, its business and operations and all of its assets and properties and has obtained and kept up-to-date all licences and consents needed to own or use its assets or to enable it to carry on its business properly and in accordance with the laws of the countries or states where it is or has been engaged in business and there are not any circumstances which may lead to any loss or refusal to renew any such licence or consent on terms no less advantageous than the terms of the licences and consents currently in force.

14.2 Neither the Seller nor any of its officers has committed any criminal illegal tortious or unlawful act (except traffic offences not being indictable offences in the case of officers) or committed any breach of contract or committed or omitted to do any act or thing which could give rise to the Seller being liable to any fine, penalty, sanction, loss or similar event.

14.3 The Seller has not had any subsidiary and it does not have nor has it had any branch or permanent establishment or place of business or any substantial capital assets outside its country of incorporation nor is it or has it been:-

      14.3.1 a subsidiary of any other company; nor

      14.3.2the holder or beneficial owner of 5 per cent or more of any class of share or other capital of any company or corporation whether limited or unlimited nor has it agreed to acquire any such interest; nor

      14.3.3 a member of any partnerships unincorporated company or association.

14.4 The Seller has not given any power of attorney or other authority (express implied or ostensible) which remains outstanding or effective.

14.5 The Seller is not a party or subject to any contract or arrangement which is invalid or which is voidable or can be rescinded or repudiated by any party (including the Seller) and the Seller has not received or given notice of any intention to terminate any agreement or arrangement or repudiated or disclaimed any transaction.

14.6 The Seller has within the last six years conducted its business and corporate affairs in all respects in accordance with all relevant laws.

15.   COMPETITION

15.1 The Seller is not and has not been a party to and is not and has not been concerned in any agreement or arrangement:-

      15.1.1which  has  been   notified  to  the   Commission  of  the  European
            Communities or EFTA  Surveillance  Authority for an exemption  under
            Article 81(3) of the Treaty of Rome or Article 53(3) of the Agreement on the European Economic Area;

      15.1.2for which an application has been made to the Commission of the European Communities or EFTA Surveillance Authority for a negative clearance under Article 81 or 82 of the Treaty of Rome or Article 53 or 54 of the Agreement on the European Economic Area;

      15.1.3 which is prohibited by a competition law in any jurisdiction; or

      15.1.4is registerable, unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar legislation in any jurisdiction.

16.   THE PROPERTIES

16.1 The Property comprise all the land and premises occupied or otherwise used by the Seller in connection with the Business.

16.2 The Property is are used by the Company in connection with the Business and the terms of the Lease permit such occupation and use.

16.3 The information contained in the Buyer's Report relating to the Property is true and accurate in all respects and does not omit reference to any document relevant to the basis upon which the Seller occupies the Property.

16.4 The Property is free from any mortgage debenture or charge (whether specific or floating legal or equitable) rent-charge lien or other encumbrance securing the repayment of monies or other obligation or liability whether of the Seller or any other party.

16.5 The Property is not subject to any liability for the payment of any outgoings of a recurring nature.

16.6 There is no person who is in occupation or who has or claims any rights or easements of any kind in respect of the Property adversely to the interest right or title of the Seller.

16.7  There are no disputes relating to the Property.

16.8 The Seller has paid all outgoings (including but not limited to rent and service charges) relating to the Property it occupies in accordance with its contractual obligations and is not in breach of any of the terms of the relevant Lease.

16.9 All licences consents and approvals required from the lessor under the Lease have been obtained and complied with.

16.10 The Property is not subject to any third party interests including but not limited to any tenancies (which expression includes subtenancies).

16.11 The Seller has at all times complied with all applicable governing environmental legislation and there is nothing in on over or under the Property the presence existence or condition of which constitutes a breach of such environmental legislation nor is any manufacturing storage generation servicing treatment disposal or other process carried on at the Properties in such a way as to amount to a breach of the same.

16.12 The Property is insured for its full reinstatement value against the usual comprehensive risks (including acts of terrorism) and for not less than three years' loss of rent and against third party and public liability claims to an adequate extent and all premiums payable in respect of insurance policies relating to the Property which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies

16.13 There is no other matter of which any of the Seller Parties are or ought to be aware on reasonable enquiry and which adversely affects the value of the Property or casts any doubt on the right or title of the Seller thereto which should be revealed to the Buyer.

17.   TAXES

      With respect to the laws and regulations and their interpretation, the Company has duly kept its fiscal records, has fulfilled its tax and fiscal obligations and acted in compliance with all national and local tax and fiscal laws and regulations and, without prejudice to the generality of the foregoing, in particular:

      (a) the Company has correctly, completely and accurately filed all tax statements and, when acting as a tax representative of a third party, those of the third parties concerned, and has duly filed the V.A.T. returns and all relevant tax returns and other documents or reports in respect of taxes or other fiscal accomplishments which are required to be filed by the Company according to the applicable laws and regulations;

      (b) the Company has duly carried out the withholdings and paid the respective amounts according to the applicable laws and regulations;

      (c) the Company has paid, within the time and in the manner prescribed by the applicable laws and regulations, all taxes and other fiscal obligations which it was required to pay in accordance with such laws and regulations;

      (d) as of the date of this Agreement the Company has no debt with the tax administrations for which an adequate allocation is not already provided in the Company records and all the allocations needed to pay all the sums due by the Company for taxes and other fiscal obligations which the Company has to pay and for any other deferred or conditional tax and fiscal obligation appear in the Latest Accounts and in the Company's records;

      (e) there are no tax or other fiscal disputes pending before the tributary commissions, financial officers, judicial authorities or any other competent body nor has the Company been notified of any assessment or dispute for additional taxes or other fiscal obligations, including, but not limited to, additional taxes or charges, interest or penalties, nor have any reports or minutes of fiscal inspections regarding taxes or fiscal accomplishments been drawn up;

      (f) the fiscal credits of the Company posted in the Latest Accounts are true and existing.

                                   SCHEDULE 2

                            ACTION PENDING COMPLETION


The Seller shall:

1. operate the Business in the usual way so as to maintain the Business as a going concern;

2. not acquire or dispose of, or agree to acquire or dispose of, an asset except in the usual course of the Business or assume or incur, or agree to assume or incur, a liability, obligation, or expense (actual or contingent) except in the usual course of the Business;

3. not make, or agree to make, capital expenditure in connection with the Business exceeding in total (pound)10,000 (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total (pound)10,000 (or its equivalent at the time);

4. not create, or agree to create, an Encumbrance over the Property or another of the Assets or redeem, or agree to redeem, an existing Encumbrance over the Property or another of the Assets;

5. continue each of the insurance policies (the "POLICIES") relating to the Business and not do or omit to do anything which would make any of the Policies void or voidable or might result in an increase in the premium payable under any of the Policies or prejudice the ability to effect equivalent insurance in the future;

6. not in connection with the Business or any of the Assets enter into any long term, onerous or unusual agreement, arrangement or obligation;

7. not amend or terminate an agreement, arrangement or obligation to which it is a party in connection with the Business or any of the Assets;

8. only employ a person in the Business if it first obtains the Buyer's written consent (not to be unreasonably withheld or delayed) and only for the purpose of filling a vacancy which has arisen in the Business before Completion;

9. not amend the terms of employment or engagement of any of the Employees (except in the usual course of the Business) or provide, or agree to provide, a gratuitous payment or benefit to any of the Employees (or any of their dependants) or terminate the employment or engagement of, any of the Employees;

10. not give, or agree to give, in connection with the Business, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person's obligations;

11. not start litigation or arbitration proceedings in connection with the Business or any of the Assets;

12. except in the usual course of the Business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings in connection with the Business or any of the Assets;

13. conduct the Business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

14. not enter into an agreement, arrangement or obligation (legally enforceable or not) affecting the Business or any of the Assets in which a director or former director of the Seller or a person connected with any of them is interested;

15. not make a payment out of a bank account except if the payment is in the usual course of the Business and not make payments in the usual course of the Business which exceed in total (pound)5,000 (or its equivalent at the time); and

16.   co-operate with the Buyer to:

      16.1 ensure the efficient continuation of management of the Business after Completion; and

      16.2 to prepare for the introduction of the Buyer's normal working procedures in readiness for Completion.

                                   SCHEDULE 3

                                 INTERPRETATION


1.    DEFINITIONS

      "ACCOUNTS": in relation to any financial year or other specified period of any company:

      (a) the audited balance sheet of the Company (and, where relevant, the audited consolidated balance sheet of the Company and its Subsidiary Undertakings as at the Accounts Date in respect of the financial year; and

      (b) the audited profit and loss account of the Company (and, where relevant, the audited consolidated profit and loss account of the Company and its Subsidiary Undertakings) in respect of that financial year, together with any notes, statements or documents permitted or required by the Companies Act (or equivalent legislation in the relevant jurisdiction) to be made thereon or annexed or attached thereto;

      "ACCOUNTS DATE": in relation to any financial year of any company, the last day of that financial year;

      "ASSETS": all the property and assets agreed to be sold and purchased under this Agreement;

      "ASSOCIATE":

      (a) in respect of an Undertaking ("THE SUBJECT"), any other Undertaking which is owned or controlled by the Subject or which owns or controls such Subject or which is owned or controlled by another Undertaking which owns or controls the Subject; or

      (b) in relation to any person, another person which is an "associate" of the first mentioned company person or body within the meaning of
            Section 435 Insolvency Act 1986;

      "AUDITORS": the auditors of the Company from time to time;

      "BUSINESS": the business of the marketing, sale, licensing and distribution of interactive entertainment hardware and software products (including, without limitation, hardware peripherals) operated by the Seller at the Completion Date under the name C.D. Verte Italia Spa;

      "BUSINESS DAY": any day other than a Saturday, a Sunday, or a day on which banks in London or Italy are authorised by law to close;

      "BUYER'S REPORT": the due diligence report dated 28 June 1999 prepared by Coopers & Lybrand for the Buyer relating to the business of the Seller;

      "CLAIM": a claim by the Buyer under the Warranties provided that, for the purpose of Clauses 8.1.1 and 8.1.2 only Claim shall mean a claim (whether in contract, tort or otherwise) by the Buyer under or in relation to the Warranties;

      "COMPANIES ACT": the Companies Act 1985 as amended;

      "COMPLETION": Completion of the sale and purchase of the Business and the Assets as provided by Clause 4 of the Agreement;

      "COMPLETION DATE": the date of Completion;

      "CONFIDENTIAL INFORMATION": trade secrets and information not publicly known (including but not limited to formulae, processes, methods, financial data, customer lists, marketing information, knowledge and know how) in connection with the Company and the customers, suppliers, licensors and licensees and the operation of the Company and which are for the time being confidential to Company;

      "CONSENTS": means all necessary licences consents authorisations and registrations required under Environmental Legislation with regard to the Properties and/or any activities processes and substances from time to time on the Properties;

      "CONTRACTS": means all the contracts to which the Seller is a party and which relate to the Business and are unperformed (wholly or partly) at the Completion Date including, without limitation, supply and distribution agreements, customer and supply contracts, leases, hire and hire purchase agreements but excluding employment contracts with the Employees,[the Leases] and agreements relating to borrowing and "Contract" means any one of the Contracts;

      "THE DATE OF THE LATEST ACCOUNTS": 31 December 1998;

      "DISCLOSURE LETTER": there is no Disclosure Letter;

      "EFFECTIVE TIME": means close of business on the Business Day before the date of this Agreement;

      "EMPLOYEES":  the  employees  employed in the  Business at the  Completion
      Date;

      "ENCUMBRANCE": A mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

      "EVENT": any payment, transaction, act or omission in connection with the business of the Seller of whatever nature, whether or not the Seller is a party thereto and references to an Event occurring on or before a particular date shall include an Event deemed to occur or be treated or regarded as occurring on or before that date provided that any reference to an Event occurring on or before Completion shall include the combined result of two or more Events the first of which shall have taken place or the commencement of which shall have occurred on or before Completion and the second or subsequent of which shall have taken place after Completion but in such case only to the extent that the first such Event occurring or commencing prior to Completion is outside the ordinary course of business of the Seller and the second or successive Event after Completion is inside the ordinary course of business of the Seller as carried on at Completion;

      "FIXED PLANT": means the fixed plant and machinery, and leasehold improvements at the Property, owned by the Seller and used in connection with the Business at the Completion Date;

      "GOODWILL": the goodwill of the Business and the Buyer's right to use the names "C.D. Verte Italia" and to represent itself as operating the Business in succession to the Seller;

      "INTELLECTUAL PROPERTY": all patents, trade marks, registered designs, applications for any of those rights, trade and business names unregistered trade marks and service marks, copyrights, know how, rights in designs and inventions, all rights to bring an action for passing off, all rights to apply for protection in respect of any of the above rights, and all other intellectual property rights in any jurisdiction and all legal rights protecting the confidentiality of any information or materials;

      "INTELLECTUAL PROPERTY RIGHTS": all Intellectual Property owned by the Seller and used in connection with the Business at the Completion Date;

      "ITALIAN TRANSFER DOCUMENT": a document effective under Italian law to transfer the Business and Assets to the Buyer with effect from the date of Completion;

      "LATEST ACCOUNTS": the Accounts of the Seller in relation to the financial year ending on 31 December 1998;

      "LEASE": the lease of a building located in Gallarate (VA) details of which are set out in the Buyer's Report;

      "LIABILITIES": all liabilities, duties, commitments and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as a principal or surety;

      "MACHINERY": the leased plant, machinery, equipment and other similar articles owned by the Seller and used in connection with the Business at the Completion Date;

      "MATERIAL CONTRACTS": the agreements or arrangements which are referred to in the Buyer's Report;

      "MOTOR VEHICLES": The motor vehicles owned by the Seller and used in connection with the Business at the Completion Date;

      "OFFICE EQUIPMENT": the office equipment and furnishings and other similar articles owned by the Seller and used in connection with the Business at the Completion Date;

      "PERSON":   any  individual,   firm,  company  or  other  incorporated  or
      unincorporated body;

      "PROPERTY": the property the subject of the Lease;

      "RECORDS": the Seller's books and records relating to the Business (including, without limitation, all bought and sold ledgers, purchase and sales day books and purchase and sale invoices;

      "SECURITY INTEREST": any interest or equity of any person (including, without limitation, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over, affecting or in the relevant property;

      "SELLER PARTIES": the Seller, Pietro Giovanni Vago and Maurizio Ezio Curioni;

      "SERVICE ARRANGEMENTS": means any arrangement by which either of the Executive Seller Parties is engaged to provide his services to the Buyer whether as a director or as an employee or by means of any other arrangement;

      "STOCK": means the stock of raw materials, partly finished and finished goods of the Business as at the Completion Date;

      "SUBSIDIARY UNDERTAKING": shall be construed in accordance with Section 258 of the Companies Act;

      "TRANSACTION DOCUMENT": this Agreement and any other document executed pursuant to this Agreement;

      "UNDERTAKING":   a  body  corporate,   partnership  or  an  unincorporated
      association situate in any jurisdiction;

      "IN WRITING": includes any communication made by letter, cablegram, telex, facsimile transmission or electronic mail;

      "WARRANTIES": the warranties representations and undertakings by the Sellers set out in Schedule 1 and "WARRANTY" means any of them.

2.    INTERPRETATION

      Words and expressions which are defined in the Companies Act and used in this Agreement will unless the context otherwise requires bear the same meanings as in that Act. In this Agreement:-

      2.1 a reference to a statutory provision will be interpreted as a reference to that provision as amended or re-enacted from time to time including any statutory instrument order or governmental regulation from time to time made or issued pursuant to that provision and including a reference to any past statutory provision instrument order or regulation which such provision has amended or from which it derives as from time to time (whether before or after the date of this Agreement) amended or re-enacted;

      2.2 a reference to a recital, clause or schedule is unless otherwise specified a reference to the recital, clause or schedule of that number in or to this Agreement; any reference to a sub-clause is unless otherwise specified a reference to the sub-clause of that number in the clause in which the reference is made;

      2.3 a document referred to as being in "the agreed terms" will be in the form of a draft document approved by the parties to this Agreement and for identification purposes signed or initialled by or on behalf of the parties hereto on or before the date hereof;

      2.4 the clause headings are for ease of reference only and do not affect interpretation;

      2.5 the liability of each of the Seller Parties under or in respect of this Agreement shall be joint and several and every representation, warranty, covenant, undertaking, guarantee, indemnity and other obligation of whatever nature of or undertaken or granted by the Seller Parties shall be construed as a covenant, undertaking, guarantee, indemnity and other obligation of each of the Sellers and in this Agreement the expression "the Seller Parties" shall mean each of the Seller Parties.

      2.6 "to the best of the Sellers' knowledge and belief" "so far as the Sellers are aware" or any similar expression will mean to the best of any of the Sellers' knowledge and belief having made (or caused to have been made) all enquiries which a prudent purchaser would make and having used their best endeavours to ascertain all relevant information and to ensure that all information given, referred to or reflected in any relevant warranty or representation is accurate in all respects. A matter shall be treated as being within the knowledge, information or belief of the Seller if such matter is within the knowledge, information or belief of any one or more of the directors of the Company

      2.7 any reference in this Agreement to "the Buyer" shall include its successors and assigns; and

      2.8 a reference to the masculine gender will be deemed to include a reference to the feminine gender and vice versa; the singular shall be construed as including the plural and vice versa;

      2.9 This Agreement and the Transaction Documents have been negotiated by the respective parties to this Agreement and their legal advisors and the language of this Agreement and the Transaction Documents will not be construed for or against either party.


EXECUTED AS A DEED BY                       )
For and on behalf of                        )   ----------------------
C.D. VERTE ITALIA SPA                       )   Director
in the presence of:                         )
                                            )   ----------------------
                                            )   Director/Secretary




EXECUTED AS A DEED BY                       )
PIETRO GIOVANNI VAGO                        )
in the presence of:                         )




EXECUTED AS A DEED BY                       )
MAURIZIO EZIO CURIONI                       )
in the presence of:                         )




EXECUTED AS A DEED                          )
For and on behalf of                        )   ----------------------
TAKE- TWO INTERACTIVE                       )   Director
SOFTWARE,INC                                )
in the presence of:                         )
                                            )
                                            )   ----------------------
                                                Director/Secretary
                                            )